Exhibit 99.1

HARTE HANKS SELECTED BY QUIET PLATFORMS AS EXCLUSIVE MIDDLE MILE DELIVERY PROVIDER

CHELMSFORD, MA, August 17, 2022 - Harte Hanks Inc. (Nasdaq: HHS), a leading global customer experience company focused on bringing companies closer to customers for nearly 100 years, announced today that it has been selected by Quiet Platforms, a wholly owned subsidiary of American Eagle Outfitters, Inc. (NYSE: AEO), as their preferred “Middle Mile” logistics manager.

Quiet Platforms is an open logistics and transportation platform that serves retailers and brands looking to improve their delivery service while controlling network costs. The platform combines the fulfillment, logistics and transportation assets of over sixty partner brands for use by any retailer or brand in the network.

The platform currently serves a range of brands and clients including Steve Madden, Saks Off Fifth, Peloton, American Eagle and Aerie, among others. The company recently announced a collaboration with global shipper DHL to bring value-added carrier services to its growing network.

Under the partnership announced today, Harte Hanks will be Quiet Platforms’ preferred “Middle Mile” logistics manager, meaning Harte Hanks will be responsible for shipping parcels being transported in a range between 600 and 2,000 miles.

“As we continue to build and expand our Quiet Platforms business, we are excited to be working with Harte Hanks, a company that has been at the forefront of innovation in the logistics industry,” says Brent Beabout, president of Quiet Platforms. “Their leading-edge capabilities enable us to scale our operations quickly and efficiently, ensuring that we continue to enhance our customer experience.”

According to Pat O’Brien, Managing Director, Harte Hanks Fulfillment & Logistics Services, “We worked diligently to develop the right partnership model for Quiet Platforms that would leverage our shipping, logistics and data expertise while fully delivering on their e-commerce customer goals and expectations.”

About Harte Hanks:

Harte Hanks (Nasdaq: HHS) is a leading global customer experience company whose mission is to partner with clients to provide them with CX strategy, data-driven analytics and actionable insights combined with seamless program execution to better understand, attract and engage their customers.

Using its unparalleled resources and award-winning talent in the areas of Customer Care, Fulfillment and Logistics, and Marketing Services, Harte Hanks has a proven track record of driving results for some of the world’s premier brands, including Bank of America, GlaxoSmithKline, Unilever, Pfizer, HBOMax, Volvo, Ford, FedEx, Midea, Sony and IBM, among others. Headquartered in Chelmsford, Massachusetts, Harte Hanks has over 2,500 employees in offices across the Americas, Europe, and Asia Pacific.

About Quiet Platforms:

By creating interoperable open and sharing supply chain platforms powered by an intelligent and unified orchestration layer, Quiet Platforms helps companies collaborate to drive scale efficiencies and sustainability. The plug-and-play, open-sharing platform is enabling globally renowned retailers such as Kohl’s, Peloton, Steve Madden, Li & Fung and more than 60 others to optimize their inventory and access digital capabilities such as track and trace to increase efficiency and improve margins. A wholly owned subsidiary of American Eagle Outfitters, Inc. (NYSE: AEO), Quiet Platforms levels the playing field for small and midsized retailers by providing access to shared supply chain assets and relationships across every link of the chain — so they can ship less and operate more sustainably.

For more information, visit hartehanks.com.

For media inquiries, contact Jennifer London at Jen.London@HarteHanks.com.